Exhibit 99.01
Press Release www.shire.com

PDMR Share Dealings

February 23, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announces the following dealings by Persons Discharging Managerial Responsibility (“PDMRs”) in American Depository Shares (“ADSs”).  One ADS is equal to three Shire plc ordinary shares of 5p.

Release of Performance Share Awards (“PSA Awards”)
In accordance with the rules of the Portfolio Share Plan (“PSP”), the following ADSs were released on February 20, 2012 in connection with PSA Awards granted in 2009 under Part B of the PSP.  The Company was notified today that sufficient ADSs were sold on February 21, 2012 to satisfy the personal tax liabilities of each PDMR.

	No of ADSs released	No of ADSs sold	Average sale price
Michael Cola	15,263	6,329	$104.1994
Barbara Deptula	9,158	3,949	$104.1994
Sylvie Gregoire	15,263	5,649	$104.1994

Exercise of Stock Appreciation Right Awards (“SAR Awards”)
The Company was notified today that the following SAR Awards, which were granted under Part A of the PSP, were exercised on February 22, 2012.

	No of ADSs exercised	Exercise price	No of ADSs received	No of ADSs sold	Sale price
Michael Cola	20,000	$38.63	12,704	12,704	$105.4991
Barbara Deptula	12,000	$38.63	7,626	7,626	$106.00

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.